                                  EXHIBIT 12
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                 Three Months Ended
                                                Mar. 31      Mar. 31
                                                 2003         2002
                                               --------      --------
                                               (Thousands of Dollars)
Income before income taxes, extraordinary
 items and cumulative effect of accounting
 changes                                        $18,427       $14,470
Amortization of capitalized interest                699           721
Interest expense                                 10,161         8,035
Interest portion of rental expense                  314           683
                                               ========      ========
Earnings                                        $29,601       $23,909
Interest                                        $ 9,834       $ 8,163
Interest portion of rental expense                  314           683
                                               --------      --------
Fixed Charges                                   $10,148       $ 8,846
                                               ========      ========
Ratio of Earnings to Fixed Charges                 2.92          2.70
                                               ========      ========